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Exhibit 4.3

NUMBER	UNITS
U-

        SEE REVERSE FOR
CERTAIN DEFINITIONS

BOOMERANG HOLDINGS, INC.
A Delaware Corporation

        UNITS CONSISTING OF ONE SHARE OF COMMON STOCK AND ONE WARRANT TO PURCHASE ONE SHARE OF COMMON STOCK

This Certifies that                                                                                                                                is the owner of                                                                                                            Units.

Each Unit ("Unit") consists of one (1) share of common stock, par value $0.01 per share ("Common Stock"), of Boomerang Holdings, Inc., a Delaware corporation (the "Company"), and one warrant (the "Warrants"). Each Warrant entitles the holder to purchase one (1) share of Common Stock for [$6.00/$7.20] per share (subject to adjustment). Each Warrant will become exercisable on the later of (i) the Company's consummation of a business combination or (ii)                                               , 2007, and will expire unless exercised before 5:00 p.m., New York City Time, on                                              , 2010, or earlier upon redemption (the "Expiration Date"). The Common Stock and Warrants comprising the Units represented by this certificate are not transferable separately prior to                                              , 2006, subject to earlier separation in the discretion of Deutsche Bank Securities Inc. The terms of the Warrants are governed by a Warrant Agreement, dated as of                                              , 2006, between the Company and Continental Stock Transfer & Trust Company, as Warrant Agent, and are subject to the terms and provisions contained therein, all of which terms and provisions the holder of this certificate consents to by acceptance hereof. Copies of the Warrant Agreement are on file at the office of the Warrant Agent at 17 Battery Place, New York, New York 10004, and are available to any Warrant holder on written request and without cost.

        This certificate is not valid unless countersigned by the Transfer Agent and Registrar of the Company.

        Witness the facsimile seal of the Company and the facsimile signature of its duly authorized officers.

By
	Chairman of the Board	Secretary

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BOOMERANG HOLDINGS, INC. A Delaware Corporation